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                                                                       EXHIBIT 5



                               [SPPT LETTERHEAD]

                                January 28, 1999



Saul Centers, Inc.
8401 Connecticut Avenue
Chevy Chase, MD  20815

               Re:  Form S-3 Registration Statement


Dear Sirs:

     We have acted as counsel for Saul Centers, Inc., a Maryland corporation (the "Company"), in connection with a Registration Statement on Form S-3 which is being filed by the Company under the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement registers 1,000,000 shares of the common stock of the Company, par value $ 0.01 per share (the "Shares"), issuable pursuant to the Saul Centers, Inc. Dividend Reinvestment and Stock Purchase Plan (the "Plan").

     In such capacity, we have reviewed the charter and by-laws of the Company, the Registration Statement, the Plan and the corporate action taken by the Company that provides for the issuance of the Shares.

     Based upon the foregoing, we are of the opinion that the Shares issuable pursuant to the Plan have been duly and validly authorized and, upon issuance and delivery thereof as contemplated in the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm and to our opinion in the Prospectus which is a part of the Registration Statement.

     We are, in this opinion, opining only on the law of the State of Maryland and the federal law of the United States.

                              Very truly yours,

                              /s/ SPPT

                              SHAW, PITTMAN, POTTS & TROWBRIDGE